EXHIBIT 10.49

August 1, 2003



Eric Barger, President
Globalnet Energy Investors, Inc.
3825 Morning Dove Drive
Plano, TX  75025

Dear Eric:

Host America Corporation ("Host"), located at 2 Broadway, Hamden, CT 06518-2697, a Colorado corporation, is interested in acquiring 100 percent of the issued and outstanding common stock of Globalnet Energy Investors, Inc. ("GEI"), located at 3825 Morning Dove Drive Plano, TX 75025, a Texas corporation. The purpose of this letter is to set forth, on a preliminary basis, the terms and conditions of the contemplated acquisition. Except as provided in paragraphs 8-10 and 12, this letter is not intended to be binding on the parties and the final terms of any acquisition will be set forth in a mutually acceptable definitive agreement.

1. PURCHASE PRICE. The aggregate purchase price for all of the currently issued and outstanding stock of GEI will be (i) up to 250,000 shares of Host's "restricted" Common Stock valued at $2.00 per share for a total purchase price of up to $500,000, subject to any adjustments as may be mutually agreed upon by the parties after the due diligence examination provided for below, and (ii) an earn-out of one (1) share of Host Common Stock per $2 of net income for the initial 14 fiscal quarters after the closing date.

2. FORM OF TRANSACTION. It is intended that the acquisition will constitute a tax-free exchange of shares with the shareholders of GEI so that Host acquires no less than 100% of the outstanding stock of GEI.

3. FORM OF PAYMENT OF PURCHASE PRICE. The purchase price will be paid in Host Common Stock, which stock will not be registered under the Securities Act of 1933.

4. CONDITIONS TO THE CLOSING. The Closing will be conditioned upon the following: (1) the negotiation and execution of a definitive agreement setting forth the terms of the transaction, in a manner satisfactory to Host and GEI; (2) the negotiation and execution of an exclusive and definitive agreement by and among Host, GEI and Energy N Sync for the manufacture of the Kilowatt Controller and any related products; (3) Host being able to reach employment and non-competition arrangements with certain employees of GEI; (4) no material change in the business or financial condition of GEI prior to closing; (5) the continued accuracy of various representations and warranties of GEI as expressed in any definitive agreement executed between the parties (6) receipt of all appropriate regulatory and corporate approvals on the part of Host and GEI; (7) receipt of any and all required third party consents by Host and GEI; (8) approval by the requisite percentage of shareholders of Host and GEI; (9) the exercise, conversion or cancellation of all outstanding options, warrants and convertible securities of GEI; and
     (10) any other
     conditions to closing contained in the definitive agreements to be negotiated and executed between the parties, or that are common to transactions of this nature.

5. COVENANTS NOT TO COMPETE. The Directors and Executive Officers of GEI will be required to enter into covenants not to compete with Host or its subsidiaries. The covenants not to compete will have a to be negotiated duration , with such other terms and conditions as are negotiated between the parties.

6. EMPLOYMENT AGREEMENTS; DIRECTOR POSITIONS. Eric Barger, Stephen Barger and Gene Cason of GEI will each execute an employment agreement providing for a three (3) year term with an annual salary to be negotiated between Host and the employee and included in the definitive employment agreement to be executed at Closing. In addition, each will receive all employee benefits currently offered to officers of Host and its subsidiaries with similar responsibilities. On the closing date of the transaction, the Board of Directors will expand its Board of Directors, and elect Eric Barger and Peter Sarmanian to the Board of Directors.

7. DUE DILIGENCE. For a period of 60 days from the execution of this letter of intent, GEI shall provide free access to its financial statements, books, records, loan files, audit and exam reports, contracts, commitments, insurance policies, surety bonds, leases, and tax returns for the purpose of allowing Host to conduct an investigation of GEI's financial condition, corporate status, business operations, asset quality, property and title thereto, litigation and all other matters relating to GEI's business, properties and assets. This investigation will be conducted through Host's employees and agents including its accountants, attorneys and consultants. This investigation shall be conducted in a manner that does not unreasonably interfere with GEI's normal operations. GEI shall cause its personnel to assist Host in making such investigation and shall cause its legal counsel, accountants, employees and other representatives to be available to Host for such purpose as reasonably requested. During such investigation, Host shall have the right to make a copy of such records, files, documents and other materials as it may deem advisable unless it is limited or restricted from doing so by law or regulation.

8. DEFINITIVE AGREEMENT. Upon the satisfactory completion of the due diligence referred to in paragraph 7 above, GEI and Host shall cooperate fully in completing the negotiation and execution of the definitive agreement for the transaction described in this letter. The definitive agreement shall incorporate the terms of this letter and such additional terms as is customary for transactions of this type, including appropriate representations and warranties. The definitive agreement shall be in a form mutually acceptable to the parties and their counsel. The definitive agreement will also restrict the payment of dividends by GEI through the Closing Date and provide that no loans in excess of $1,000 be made and that no securities of GEI be bought or sold. The definitive agreement will further provide that Host shall have full access to the books and records of GEI through the Closing Date and the right to have its designee attend all board meetings and meetings of committees of the board through the Closing Date. The definitive agreement will provide for limitations on future issuances of securities, as to prevent dilution to the GEI shareholders.

9. OPERATIONS OF GEI. GEI agrees that following the acceptance of this letter of intent and prior to the Closing of the transaction, GEI will (1) operate solely in the ordinary course of business and use its best efforts to maintain its business, material contracts and customer, vendor and other business relationships, (2) not enter into, amend or terminate any material contracts, except in the ordinary course of business, and (3) maintain its employment relationships without any changes in the terms and conditions of employment, in each case without the consent of Host, which consent will not be unreasonably withheld or delayed.

10. NO SOLICITATION. GEI agrees that from the date hereof for a period of ending on the earlier of (i) 90 days or (ii) the date of the execution of the definitive agreement, that it will not, and will insure that its officers and directors do not, directly or indirectly, engage in discussions with, solicit interest from, or negotiate with any other person or entity (or its intermediaries or representatives) concerning a Transaction. For purposes of the foregoing, "Transaction" shall mean any form of acquisition of an interest in GEI's assets or business, reverse merger or any joint venturing arrangement with GEI, including, but not limited to, a sale of assets, merger, consolidation, stock sale, stock exchange, or partnering arrangement. If any unsolicited offer is received by GEI, GEI and its officers and directors shall promptly inform Host.

11. TERMINATION FEE. The definitive agreement shall contain mutual provisions providing that following Host shareholder approval, if either party terminates the agreement it will be required to pay the other party a fee of $100,000 plus all documented accountable expenses, including legal, accounting and other related costs.

12. PRESS RELEASES. GEI shall not issue any press release or other disclosure of the proposed acquisition without the consent of Host, provided, however, Host shall not withhold its consent unreasonably.

13. NOTICES. ALL NOTICES, DEMAND OR OTHER COMMUNICATIONS HEREUNDER SHALL BE IN WRITING AND SHALL BE DEEMED TO HAVE BEEN DULY GIVEN IF DELIVERED OR MAILED BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID IF TO GEI TO:

               Globalnet Energy Investors, Inc.
               3825 Morning Dove Drive
               Plano, TX 75025
               Attention: Eric Barger, President

     and if to Host to:

               Host America Corporation
               2 Broadway
               Hamden, CT 06518
               Attention: Geoffrey Ramsey, President

This letter is an expression of' intent, but is not meant to create a binding obligation of the parties except as provided in paragraphs 8-10 and 12. If you believe this letter accurately states our preliminary intentions, please sign and return one copy to me.

                                   HOST AMERICA CORPORATION



                                   By: /s/ GEOFFREY RAMSEY
                                      -------------------------------
                                      Geoffrey Ramsey,  CEO & President



This letter accurately states the preliminary intentions of GEI and is agreed to be binding as to the provisions set forth in paragraph 8-10 and 12 this 6th day of August, 2003.

                                   GLOBALNET ENERGY INVESTORS, INC.



                                   By: /s/ ERIC BARGER
                                      -------------------------------
                                      Eric Barger, President